Exhibit 99.1

NEWS RELEASE

ICF International Reports Full Year and Fourth Quarter 2013 Results

Full Year 2013 Highlights

■	Total Revenue Increased 1 Percent
■	Commercial Revenues Up 7 Percent, Driven by 18 Percent Increase in Energy Efficiency Revenues
■	EPS Was $1.95; Adjusted EPS of $1.98 Exclusive of Acquisition Costs
■	Contract Awards Reached Record $1.2 Billion; Book-to-Bill of 1.23
■	Cash Flow from Operations Was $81 Million

Fourth Quarter Highlights

■	Total Revenue Declined 1 Percent, Due to U.S. Federal Government Shutdown
■	Commercial Revenues Up 2 Percent Despite Expected Decline in Infrastructure Project Revenue
■	EPS Was $0.38; Adjusted EPS of $0.40 Exclusive of Acquisition Costs
■	Contract Awards Were $224 Million, Up 36 Percent

Acquisitions

■	Announces Acquisition of CITYTECH, Inc.
■	Completed Mostra Acquisition on February 6, 2014

2014 Full Year Guidance

■	Revenues Estimated $1.025 Billion to $1.065 Billion
■	Diluted EPS Estimated $2.27 to $2.37

FOR IMMEDIATE RELEASE

Contacts: Douglas Beck, ICF International, 1.703.934.3820
Lynn Morgen/Betsy Brod, MBS Value Partners, 1.212.750.5800

FAIRFAX, Va. (February 26, 2014) — ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the full year and fourth quarter ended December 31, 2013.

Full Year 2013 Results

“Full year 2013 was representative of our differentiated business model. For the third consecutive year, commercial revenue growth significantly outpaced total revenue growth, driven by an 18 percent increase in revenues from energy efficiency clients and solid performance across our other commercial activities. International government revenues increased 44 percent year-on-year, demonstrating our ability to successfully leverage existing expertise and qualifications and integrate acquisitions to expand our pipeline and improve win rates.”

“ICF’s increased spending on business development over the last two years has yielded excellent returns on our investments. Contract awards reached a record $1.2 billion in 2013, up 21 percent year-over-year, reflecting the importance of our domain expertise in the broad areas of health and energy and the increasing number of implementation projects that we have captured as natural follow-ons to our advisory work,” said Sudhakar Kesavan, Chairman and Chief Executive Officer.

For full year 2013, revenue was $949.3 million, up 1.3 percent over the $937.1 million reported for full year 2012. Service revenue, total revenue less subcontractor and other direct costs, increased 0.6 percent to $709.8 million. EBITDA was $85.4 million; and EBITDA margin was 9.0 percent. Operating income was $64.7 million compared to the $66.2 million reported in 2012. Net income increased 3.3 percent to $39.3 million, and earnings per diluted share were $1.95, up from $1.91. Adjusted earnings per diluted share, which exclude acquisition costs, were $1.98 in 2013, up from $1.93.

ICF experienced growth across two of its three key markets in 2013. Health, Social Programs, and Consumer/Financial increased 4.0 percent, and Energy, Environment, and Infrastructure was up 1.7 percent, together accounting for 88 percent of total revenues.

“ICF’s fourth quarter results were affected by the 16-day government shutdown in October, but were in line with the guidance we provided in November,” said Mr. Kesavan. “As anticipated, our growing commercial and international government businesses, and a pick up in state and local projects, enabled us to partially offset the revenue decline related to the government closure.”

For the fourth quarter, revenue was $229.8 million, a 1.0 percent decrease from the $232.0 million reported in the 2012 fourth quarter. Service revenue decreased 0.8 percent to $171.3 million. Fourth quarter profitability was significantly impacted by the government shutdown. EBITDA was $17.7 million, and EBITDA margin was 7.7 percent. Operating income was $12.6 million, compared to the $14.5 million reported in the 2012 fourth quarter. Net income was $7.8 million, or $0.38 per diluted share compared to $9.2 million, or $0.47 per diluted share earned in the comparable 2012 period.

Backlog and New Business Awards

Backlog was $1.7 billion at the end of 2013, up 10 percent from $1.5 billion at 2012 year-end. Funded backlog was $697 million, or 42 percent of total backlog. The total value of contracts awarded in the fourth quarter of 2013 was $224 million, up 36 percent from the same period last year. The total value of contracts awarded in 2013 was $1.2 billion, up 21 percent over 2012 levels.

Commercial Business 2013 Highlights

Revenues from commercial clients increased 7 percent in 2013 to $267.9 million and represented 28 percent of total revenue, up from 27 percent in 2012. Excluding a large infrastructure project that was in a slower phase of construction in 2013, commercial revenues increased 9.7 percent. Revenues from energy efficiency clients increased 18 percent and accounted for 39 percent of commercial revenues.

Key Commercial Sales Highlights for the Fourth Quarter

Commercial sales awards were $83 million for the 2013 fourth quarter, representing 37 percent of total sales for the period, and a book-to-bill ratio of 1.2.

ICF was awarded more than 400 commercial projects globally in the fourth quarter. Individual commercial sales in excess of $1 million included:

■	Eight energy efficiency contracts for U.S. Northeast, Midwest, and West Coast utilities encompassing new residential market contracts, scope expansion and extensions of existing contracts
■	Environmental infrastructure support projects on the U.S. West Coast
■	New interactive data applications for a utility and for a major financial institution

Primary areas of additional awards included residential as well as commercial and industrial energy efficiency projects, aviation industry consulting, management consulting for health insurers, health survey research, interactive data applications for health care insurers and large financial institutions, environmental program and compliance management, and market studies for utilities and industry associations.

Government Business 2013 Highlights

■

U.S. Federal Government revenues declined 2.5 percent to $549.6 million in 2013 and accounted for 58 percent of total revenue, compared to 60 percent in 2012. Growth areas included education, public health, and international health survey research.

■	U.S. state and local government revenues declined 4.7 percent and accounted for 9 percent of total revenue, compared to 10 percent in 2012.
■

International government revenues increased 43.6 percent and accounted for 5 percent of total revenue, up from 3 percent in 2012, primarily reflecting recent contract wins with the European Commission and the U.K. government.

Key Government Contracts Won in the Fourth Quarter

ICF was awarded more than 100 U.S. Federal Government contracts and task orders and hundreds of additional contracts from other U.S. state and local and international governments. The largest awards included:

■

Human Health Risk Assessment: A contract valued at approximately $33 million to continue to support the Environmental Protection Agency’s National Center for Environmental Assessment to conduct human health risk assessments on chemicals and other environmental stressors.

■	Cybersecurity: A contract valued at nearly $20 million to continue cybersecurity and identification management support for the Social Security Administration.

■

Health Informatics: A contract valued at more than $10 million with the National Science Foundation (NSF) to provide data collection, information technology, and analysis support of 11 NSF education and training grant programs.

■	Clean Energy: A $6 million contract with the Environmental Protection Agency to support clean energy and climate change strategies and programs.

■	European Immigration Policy: A $5 million contract with the European Commission to provide program support to the European Migration Network.

Additional individual government awards of greater than $1 million included educational simulation support for medical training for the U.S. Navy, strategic communications and software support to two offices of the National Institutes of Health, web support for two offices of the Department of Health and Human Services, information portal support for the Department of Education, program support for two offices of the Department of Transportation, and analytical support to the National Science Foundation.

Acquisitions of CITYTECH, Inc., and Mostra SA

ICF is announcing today that it has signed a definitive agreement to purchase CITYTECH, Inc., a Chicago-based digital interactive consultancy specializing in enterprise applications development, web experience management, mobile application development, cloud enablement, and managed services. For 2013, CITYTECH had annual revenues of approximately $16 million and 100 employees.

“A leading partner with Adobe, CITYTECH will add expertise to ICF’s content management capabilities. It is a complementary fit with ICF Interactive, which combines user experience, creative services, systems integration, marketing, and e-commerce services into an integrated suite of capabilities designed to meet commercial and government clients’ digital and interactive business needs,” Mr. Kesavan said.

This transaction follows ICF’s recent acquisition of Brussels-based Mostra SA, a fully-integrated communications firm with annual revenues of approximately $40 million and 140 employees. Mostra offers end-to-end, multi-channel communications solutions to assist government and commercial clients in reaching out to their stakeholders and customers. The firm is a key provider of strategic communications to European Union institutions, in particular the European Commission, and significantly increases ICF’s ability to deliver implementation services in Europe.

Summary and Outlook

“In 2013, we continued to execute effectively on our strategy to drive growth by building our commercial and international government qualifications and business wins. Since the end of the year, we have announced two acquisitions that are strategically important and expected to be accretive in 2014. Both position us to further expand our implementation activities, and Mostra will also enable us to replicate the success of our program lifecycle strategy in our international operations.”

“In 2014, we expect our commercial and international government activities to further increase as a percentage of revenues. While we will continue to invest in growth initiatives, we expect to see meaningful margin improvement coming from scale benefits, a more favorable business mix, and increased productivity.”

“In 2014, we expect to exceed the $1 billion milestone in revenues and generate EBITDA around $100 million. Based on our current portfolio of business, including the acquisitions of Mostra and CITYTECH, we expect full year 2014 revenues of $1.025 billion to $1.065 billion and earnings per diluted share of $2.27 to $2.37, based on approximately 20.2 million diluted weighted average number of shares outstanding and an effective tax rate of 38.5 percent. Our operating cash flow for 2014 is expected to be $70 million to $80 million,” Mr. Kesavan noted.

About ICF International

ICF International (NASDAQ:ICFI) provides professional services and technology solutions that deliver beneficial impact in areas critical to the world’s future. ICF is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients’ most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 4,500 employees serve government and commercial clients from more than 60 offices worldwide. ICF's website is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern ICF’s current expectations about its future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; ICF’s particular business, including its dependence on contracts with U.S. federal government agencies; and its ability to acquire and successfully integrate businesses. These statements include those that refer to ICF’s current expectations about the acquisitions of Mostra and CITYTECH. These and other factors that could cause ICF’s actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of ICF’s securities filings with the Securities and Exchange Commission. Although ICF’s expectations are based on what management believes to be reasonable assumptions, it cannot assure the expectations reflected in this document will be achieved as they are subject to risks and uncertainties that are difficult to predict and may be outside of ICF’s control. Such risks and uncertainties include the possibility that the benefits anticipated from the Mostra and CITYTECH transactions will not be fully realized, the possibility the CITYTECH transaction may not close, and other risks in connection with both the proposed CITYTECH transaction and the integration of Mostra. The forward-looking statements included herein are only made as of the date hereof, and ICF specifically disclaims any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)

Gross Revenue	$229,759	$231,979	$949,303	$937,133
Direct Costs	143,146	146,879	591,516	583,195
Operating costs and expenses:
Indirect and selling expenses	68,874	64,265	272,387	263,878
Depreciation and amortization	2,886	2,731	11,238	9,789
Amortization of intangible assets	2,266	3,559	9,477	14,089
Total operating costs and expenses	74,026	70,555	293,102	287,756
Operating Income	12,587	14,545	64,685	66,182
Interest expense	(577)	(781)	(2,447)	(3,946)
Other (expense) income	(221)	54	(12)	(325)
Income before income taxes	11,789	13,818	62,226	61,911
Provision for income taxes	4,033	4,599	22,896	23,836
Net income	$7,756	$9,219	$39,330	$38,075

Earnings per Share:
Basic	$0.39	$0.47	$1.99	$1.94
Diluted	$0.38	$0.47	$1.95	$1.91

Weighted-average Shares:
Basic	19,826	19,501	19,755	19,663
Diluted	20,233	19,690	20,186	19,957

Other comprehensive income:
Foreign currency translation adjustments	248	99	251	(436)
Comprehensive income	$8,004	$9,318	$39,581	$37,639

Reconciliation of non-GAAP financial measures:

Reconciliation of Service Revenue
Revenue	$229,759	$231,979	$949,303	$937,133
Subcontractor and Other Direct Costs*	58,423	59,249	239,529	231,838
Service Revenue	$171,336	$172,730	$709,774	$705,295

Reconciliation of EBITDA
Operating Income	$12,587	$14,545	$64,685	$66,182
Depreciation and amortization	5,152	6,290	20,715	23,878
EBITDA	17,739	20,835	85,400	90,060
Acquisition-related expenses**	536	—	903	676
Adjusted EBITDA	$18,275	$20,835	$86,303	$90,736

Reconciliation of Diluted EPS
Diluted EPS	$0.38	$0.47	$1.95	$1.91
EPS impact of acquisition costs, net of tax	0.02	—	0.03	0.02
Adjusted EPS	$0.40	$0.47	$1.98	$1.93

*	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe.
**	Acquisition-related expenses include expenses related to closed and anticipated-to-close acquisitions.

ICF International, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share amounts)

	December 31, 2013	December 31, 2012

Current Assets:
Cash	$8,953	$14,725
Contract receivables, net	205,062	204,938
Prepaid expenses and other	7,847	7,608
Income tax receivable	4,482	11,231
Total current assets	226,344	238,502
Total property and equipment, net	30,214	28,860
Other assets:
Goodwill	418,839	410,583
Other intangible assets, net	12,239	21,016
Restricted cash	1,864	2,015
Other assets	11,414	8,745
Total Assets	$700,914	$709,721

Current Liabilities:
Accounts payable	$45,544	$44,665
Accrued salaries and benefits	45,994	42,264
Accrued expenses	32,256	31,779
Deferred revenue	20,282	22,333
Deferred income taxes	6,144	5,790
Total current liabilities	150,220	146,831
Long-term liabilities:
Long-term debt	40,000	105,000
Deferred rent	12,912	10,599
Deferred income taxes	10,780	9,081
Other	12,911	9,460
Total Liabilities	226,823	280,971
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 20,617,270 and 20,171,613 shares issued; and 19,764,634 and 19,559,409 shares outstanding as of December 31, 2013, and December 31, 2012, respectively	21	20
Additional paid-in capital	250,698	237,262
Retained earnings	245,907	206,577
Treasury stock	(21,545)	(13,868)
Accumulated other comprehensive loss	(990)	(1,241)
Total Stockholders’ Equity	474,091	428,750
Total Liabilities and Stockholders’ Equity	$700,914	$709,721

ICF International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Twelve months ended
	December 31,
	2013	2012
Cash flows from operating activities
Net income	$39,330	$38,075
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	112	336
Deferred income taxes	2,434	13,637
(Gain) loss on disposal of fixed assets	(15)	122
Non-cash equity compensation	8,891	8,770
Depreciation and amortization	20,715	23,878
Amortization of debt issue costs	476	562
Deferred rent	2,606	3,594
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables	829	12,457
Prepaid expenses and other assets	(3,619)	(162)
Accounts payable	730	2,604
Accrued salaries and benefits	3,699	(4,154)
Accrued expenses	42	1,619
Deferred revenue	(2,706)	(2,638)
Income tax receivable and payable	6,749	(10,451)
Restricted cash	150	(807)
Other liabilities	609	(201)
Net cash provided by operating activities	81,032	87,241
Cash flows from investing activities
Capital expenditures for property and equipment and capitalized software	(14,161)	(13,561)
Payments for business acquisitions, net of cash received	(4,763)	(9,974)
Net cash used in investing activities	(18,924)	(23,535)

Cash flows from financing activities
Advances from working capital facilities	139,215	172,270
Payments on working capital facilities	(204,215)	(212,270)
Debt issue costs	—	(1,955)
Proceeds from exercise of options	3,103	78
Tax benefits of stock option exercises and award vesting	1,213	804
Net payments for stockholder issuances and buybacks	(7,447)	(11,569)
Net cash used in financing activities	(68,131)	(52,642)
Effect of exchange rate changes on cash	251	(436)
(Decrease) increase in cash	(5,772)	10,628
Cash, beginning of period	14,725	4,097
Cash, end of period	$8,953	$14,725

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$2,459	$3,243
Income taxes	$13,670	$20,377

Non-cash investing and financing transactions:
Fair value of contingent consideration payable in connection with acquisition	$2,842	$—

ICF International, Inc. and Subsidiaries
Supplemental Schedule

Revenue by market	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Energy, environment, and infrastructure	41%	40%	39%	39%
Health, social programs, and consumer/financial	48%	47%	49%	47%
Public safety and defense	11%	13%	12%	14%
Total	100%	100%	100%	100%

Revenue by client	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

U.S. federal government	55%	58%	58%	60%
U.S. state and local government	10%	9%	9%	10%
Non-U.S. government	5%	4%	5%	3%
Government	70%	71%	72%	73%

Commercial	30%	29%	28%	27%

Total	100%	100%	100%	100%

Revenue by contract	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Time-and-materials	52%	48%	52%	49%
Fixed-price	30%	31%	29%	30%
Cost-based	18%	21%	19%	21%
Total	100%	100%	100%	100%